                                                                    EXHIBIT 12.1

                          TESORO PETROLEUM CORPORATION
         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                                                                                     Pro Forma
                                                                                                                       for the
                                                                            Tesoro Historical                       Transactions
                                                         ---------------------------------------------------------  ------------
                                                                                 Years Ended December 31,
                                                         -----------------------------------------------------------------------
                                                            1997       1998        1999         2000       2001         2001
                                                         -----------------------------------------------------------------------
EARNINGS:
   Earnings (Loss) from continuing operations
     before income taxes and extraordinary loss ........ $   3,400   $  12,100   $  51,200   $ 123,500   $ 146,900   $ 273,700
   Interest expense, net of capitalized interest (a) ...     8,100      24,790      36,710      31,720      51,630     185,245
   Amortization of debt discount .......................      --           100         215         235         260         260
   Amortization of debt issuance costs .................      --           310         675         745         910       2,595
   Estimated interest portion of rents (b) .............    12,400      17,400      22,400      19,800      17,010      17,010
                                                         ---------   ---------   ---------   ---------   ---------   ---------
         Total Earnings ................................ $  23,900   $  54,700   $ 111,200   $ 176,000   $ 216,710   $ 478,810
                                                         ---------   ---------   ---------   ---------   ---------   ---------

FIXED CHARGES:
  Interest expense whether expensed or capitalized (a).. $   8,500   $  24,890   $  37,310   $  32,420   $  56,730   $ 190,345
  Amortization of debt discount ........................      --           100         215         235         260         260
  Amortization of debt issuance costs ..................      --           310         675         745         910       2,595
  Estimated interest portion of rents (b) ..............    12,400      17,400      22,400      19,800      17,010      17,010
                                                         ---------   ---------   ---------   ---------   ---------   ---------
        Total Fixed Charges ............................ $  20,900   $  42,700   $  60,600   $  53,200   $  74,910   $ 210,210
                                                         ---------   ---------   ---------   ---------   ---------   ---------

RATIO OF EARNINGS TO FIXED CHARGES .....................      1.14        1.28        1.83        3.31        2.89        2.28
                                                         =========   =========   =========    ========    ========   =========

                                                                       Pro Forma
                                                                       as Adjusted
                                                           Tesoro       for the
                                                         Historical   Transactions
                                                         -------------------------
                                                             Three Months Ended
                                                               March 31, 2002
                                                         -------------------------
EARNINGS:
   Earnings (Loss) from continuing operations
     before income taxes and extraordinary loss ........  $ (92,800)    $(133,200)
   Interest expense, net of capitalized interest (a) ...     29,865        42,115
   Amortization of debt discount .......................         70            70
   Amortization of debt issuance costs .................        365           615
   Estimated interest portion of rents (b) .............      4,840         4,840
                                                          ---------     ---------
         Total Earnings ................................  $ (57,660)    $ (85,560)
                                                          ---------     ---------

FIXED CHARGES:
  Interest expense whether expensed or capitalized (a)..  $ 30,840      $  43,090
  Amortization of debt discount ........................        70             70
  Amortization of debt issuance costs ..................       365            615
  Estimated interest portion of rents (b) ..............     4,840          4,840
                                                          --------      ---------
        Total Fixed Charges ............................  $ 36,115      $  48,615
                                                          --------      ---------

RATIO OF EARNINGS TO FIXED CHARGES .....................         *            *
                                                          =========    =========

------------------------------
* For the three months ended March 31, 2002 fixed charges exceeded earnings by $93.8 million and $134.2 million on a historical basis and on a pro forma basis, respectively.

(a) Includes interest expense and financing costs.

(b) For a majority of the marine charter leases the interest portion of rents was estimated by using the Company's incremental borrowing rate in effect at the inception of the leases. For the remaining leases, interest expense was estimated by using one third of the rental payments. Total rental expense including marine charters was approximately $45 million, $54 million, $64 million, $60 million and $66 million for the years ended 1997, 1998, 1999, 2000 and 2001, respectively, and $20 million for the three months ended March 31, 2002.